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                                     EXHIBIT 10.3




                          FIRST AMENDMENT TO LEASE AGREEMENT

    THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of the 1st day of January, 1996 by and between SKYVIEW ASSOCIATES, an Illinois limited partnership ("Lessor"), and SUNRISE HEALTHCARE CORPORATION, a New Mexico corporation ("Lessee").


                                 W I T N E S S E T H:

    WHEREAS, Lessor and Don Bybee and A. Keith Holloway (collectively, the "Original Lessee") entered into that certain Lease Agreement dated August 1, 1987 (the "Lease"), pursuant to which Lessor leased to Original Lessee and Original Lessee leased from Lessor a nursing home facility (the "Facility") located in Twin Falls, Idaho and located on the land more particularly described on Exhibit "A" to the Lease;

    WHEREAS, all capitalized terms which are used but which are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease;

    WHEREAS, pursuant to that certain West Magic Assignment and Assumption Agreement dated effective as of January 1, 1996 (the "Assignment Agreement"), Original Lessee has assigned all of its right, title and interest in, to and under the Lease to Lessee and Lessee has assumed all of Original Lessee's duties and obligations under the Lease, and pursuant to the terms of the Lease, the Assignment Agreement and the transactions contemplated thereby require the written consent of Lessor;

    WHEREAS, as a condition to giving its consent to the Assignment Agreement and the transactions contemplated thereby, Lessor has required that Lessor and Lessee enter into this Amendment, amending certain terms ands provisions of the Lease, all as more particularly set forth hereinbelow;

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

    1.   AMENDMENTS TO LEASE.

    A. ADDITIONAL PROVISIONS REGARDING LICENSING. The following is hereby added to the end of Article VIII of the Lease as Section 8.4:

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"   8.4  Lessee covenants that at all times during the term of this Lease the nursing home license for the Demised Premises shall permit at least 178 licensed beds in the Demised Premises, and upon termination of this Lease for any reason, Lessee shall return the Demised Premises to Lessor with licenses in full force and good standing permitting at least 178 licensed beds in the Demised Premises."

    B. INSURANCE PROVISIONS. Article IX of the Lease is hereby deleted in its entirety, and the following is substituted in its place:

"   9.1 Lessee shall, at its sole cost and expense, during the full term of this Lease, maintain property insurance provided by a Causes of Loss Special Form or similar form. Such insurance shall include an endorsement for increased cost of construction. Such insurance shall be obtained from a responsible company or companies approved by Lessor, which approval will not be unreasonably withheld. Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost of the Demised Premises and the Personal Property (without any co-insurance clause, if possible) or in such other amount as may be required by Lessor and any mortgagee of the Demised Premises but at all times, in an amount sufficient to prevent Lessor and Lessee from becoming co-insurers under applicable provisions of the insurance policies. As used herein, the term "full replacement cost" shall mean coverage for the actual; replacement cost of the Demised Premises and the Personal Property which, if not agreed upon by Lessor and Lessee, shall be determined by an appraiser, engineer, architect or contractor reasonably acceptable to Lessor and Lessee. Such insurance shall at all times be payable to Lessor and Lessee as their interests may appear, and shall contain a loss-payable clause to the holder of any mortgage to which this Lease shall be subject and subordinate, as said mortgagee's interest may appear. All such policies of insurance shall provide that:

    (a) They are carried in favor of Lessor, Lessee and any mortgagee, as their respective interests may appear, and any loss shall be payable as therein provided, notwithstanding any act or negligence of Lessor or Lessee, which might otherwise result in forfeiture of insurance; and

    (b) A standard mortgagee clause in favor of any mortgagee, and shall contain, if obtainable, a waiver of the insurer's right of subrogation against funds paid under the standard mortgagee endorsement which are to be used to pay the cost of any repairing, rebuilding, restoring or replacing.



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9.2 Lessee shall also, at Lessee's sole cost and expense, cause to be issued and shall maintain during the entire term of this Lease:

    (a) Commercial general liability insurance, including the Lessor as an additional insured, insuring against claims for bodily injury or property damage occurring upon, in or about the Demised Premises. Such insurance to have limits of not less than $1,000,000.00 each occurrence and $2,000,000.00 general aggregate and an excess or umbrella liability policy of not less than $5,000,000.00 each occurrence and $5,000,000.00 aggregate; and

    (b) Hospital Professional Liability insurance in the amount of $1,000,000.00 each occurrence and $2,000,000.00 aggregate.

Lessor may, from time to time, reasonably require Lessee to change the amount or type of insurance or to add or substitute additional coverages required to be maintained by Lessee hereunder.

    9.3 All policies of insurance shall provide that they shall not be canceled, terminated, reduced or materially modified without at least twenty
(20) days prior written notice to Lessor and any such mortgagee.

    9.4 An original certificate of insurance for all insurance policies required by this Article shall be delivered to Lessor at least five (5) days prior to the Commencement Date.

    9.5 Lessee shall at all times keep in effect business interruption insurance with a loss of rents endorsement naming Lessor as an insured in an amount at least sufficient to cover:

    (a) The aggregate of the cost of all Taxes and Assessments due during the period of the business interruption at the Facility (the "Business Interruption Period");

    (b) The cost of all insurance premiums for insurance required to be carried by Lessee for the Business Interruption Period; and

    (c) The aggregate of the amount of the fixed monthly rental for the Business Interruption Period.

    In lieu of the foregoing, Lessee may, at its option, obtain and maintain a blanket insurance policy in an amount sufficient to provide the coverage described in this Section 9.5.


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    All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all fixed rental payments for the Business Interruption Period; second, to the payment of any Taxes and Assessments and insurance deposits required however for the Business Interruption Period; and, thereafter, after all necessary repairing, rebuilding, restoring or replacing has been completed as required by the pertinent Articles of this Lease and the pertinent sections of any mortgage, any remaining balance of such proceeds shall be paid over to Lessee."

    C.   ENVIRONMENTAL COMPLIANCE.  The following is hereby added to the end of
Article XIII of the Lease as Section 13.5:

"   13.5 Lessee shall not generate, dispose of, release, use, handle, possess or store any hazardous substances upon the Demised Premises except in accordance with applicable laws, rules and regulations. Lessee shall at its sole cost and expense promptly remove or clean up any hazardous substances introduced onto the Demised Premises by Lessee or with its permission or at its sufferance. Such removal or cleanup shall be in compliance with all applicable laws and regulations. Lessee hereby agrees to indemnify and hold Lessor harmless and agrees to defend Lessor from all losses, damages, claims, liabilities and fines, including costs and reasonable attorneys' fees, of any nature whatsoever in connection with the actual or alleged presence upon the Demised Premises of any hazardous substances introduced by Lessee or with its permission or at its sufferance."

    D. TERMINATION OF OPTION TO PURCHASE. Article XXXII of the Lease is hereby deleted in its entirety.

    E.   TRANSFER OF OPERATIONS.  The following is hereby added to the Lease as
Article XXXV:

    ARTICLE XXXV - TRANSFER OF OPERATIONS UPON TERMINATION OF LEASE

"   35.1 The date on which this Lease either terminates pursuant to its terms or is terminated by either party whether pursuant to a right granted to it hereunder or otherwise shall be referred to as the "Closing Date" in this Article. On the Closing Date, this Lease shall be deemed and construed as an absolute assignment for purposes of vesting in Lessor all of Lessee's right, title and interest in and to the following intangible property which is now or hereafter used in connection with the operation of the Demised Premises (the "Intangibles") and an assumption by Lessor of Lessee's obligations under the
Intangibles:


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    (a)  service contracts for the benefit of the Leased Property to which
Lessee is a party, and which can be terminated without penalty by Lessee within thirty (30) or fewer days' notice;

    (b) any provider agreements with Medicare, Medicaid or any other third-party payor programs (excluding the right to any reimbursement for periods on or prior to the Closing Date) entered in connections with the Demised Premises to the extent assignable by Lessee;

    (c) all licenses, permits, accreditations, and certificates of occupancy issued by any federal, state, municipal or quasi-governmental authority for the use, maintenance or operation of the Demised Premises, running to or in favor of Lessee, to the extent assignable by Lessee;

    (d) all documents, charts, personnel records, property manuals, resident/patient records and lists maintained with respect to the Demised Premises (subject to the resident's rights to access to his/her medical records as provided by law and confidentiality requirements), books, records, files and other business records attributable to the business or operations of the Demised Premises to the extent assignable by Lessee;

    (e) all existing agreements with residents and any guarantors thereof of the Demised Premises, to the extent assignable by Lessee (excluding the right to any payments for periods prior to the Closing Date);

    (f) all assignable guaranties and warranties in favor of Lessee with respect to the Demised Premises and/or the Personal Property;

    (g) all other assignable intangible property not enumerated herein which is now or hereafter used in connection with the operation of the Demised Premises as a long-term care facility; and

    (h) the business of the Lessee as conducted at the Demised Premises as a going concern, including but not limited to the name of the business conducted thereon and all telephone numbers presently in use therein, but specifically excluding the name "Sunrise Healthcare" or any Sunrise policy or procedure manuals, forms or systems.

    35.2 Lessee shall be responsible for, and pay all accrued expenses with respect to the Demised Premises and Personal Property accruing before 12:00 a.m. on the Closing Date and shall be entitled to all revenues from the Demised Premises for the period through 12:00 a.m. on the Closing


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Date.  Lessor shall be responsible for and pay all accrued expenses with respect to the Demised Premises accruing on or after 12:01 a.m. on the day after the Closing Date and shall be entitled to receive and retain all revenues from the Demised Premises accruing on or after the Closing Date. Within fifteen (15) business days after the Closing Date, the following adjustments and prorations shall be determined as of the Closing Date and the party to whom payment is owed shall receive said payment within said fifteen (15) day period:

    (a) Real estate taxes, ad valorem taxes, school taxes, assessments and personal property, intangible and use taxes, if any. If the actual ad valorem taxes are not available for the tax year in which the Closing Date occurs, the proration of such taxes shall be estimated at the Closing Date based upon reasonable information available to the parties, including information disclosed by the local tax office or other public information, and an adjustment shall be made when actual figures are published or otherwise become available.

    (b) Lessee will terminate the employment of all employees on the Closing Date. The obligation for wages and the obligation, if any, to pay to employees of the Demised Premises accrued vacation and sick leave pay or employee severance pay or other accrued benefits which may be payable as the result of any termination of any employee on or prior to the Closing Date for the period prior to the Closing Date shall remain the Lessee's obligation after the Closing Date.

    (c) Lessor shall receive a credit equal to any advance payments received by Lessee from patients of the Demised Premises to the extent attributable to periods following the Closing Date.

    (d) The present insurance coverage on the Demised Premises shall be terminated as of the Closing Date.

    (e) All other income from, and expenses of, the Demised Premises (other than mortgage interest, principal and trustee fees which shall be the responsibility of Lessor), including but not limited to public utility charges and deposits, maintenance charges and service charges shall be prorated between Lessee and Lessor as of the Closing Date. Lessee shall, if possible, obtain final utility meter readings as of the Closing Date. To the extent that information for any such proration is not available on the Closing Date, Lessee and Lessor shall effect such proration within ninety (90) days after the Closing Date or as soon thereafter as such information becomes available.


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    (f)  Lessee shall receive a credit equal to (i) any sums held in escrow by
Lessor or the holder of any mortgage for taxes or insurance premiums; and (ii) any other sums being held by Lessor for the benefit of Lessee provided that any such sums are not needed to pay costs and expenses which relate to the period prior to the Closing Date, in accordance with the applicable provisions of this Lease.

    (g) Subject to the terms of Article XXXI hereof, Lessee shall receive a credit for any security deposit made pursuant to this Lease.

    (h) Lessor shall receive a credit for any amounts due from Lessee pursuant to the terms of this Lease, including payments due to third party vendors, which are paid by Lessor on behalf of Lessee.

    35.3 All necessary arrangements shall be made to provide possession of the Demised Premises to Lessor on the Closing Date, at which time of possession Lessee shall, to the extent permitted by law, deliver to Lessor all medical records, patient records, and other personal information concerning all patients residing at the Demised Premises as of the Closing Date and other relevant records used or developed in connection with the business conducted at the Demised Premises other than Lessee's corporate business records, manuals, forms and systems documentation. Such transfer and delivery shall be in accordance with all applicable laws, rules and regulations concerning the transfer of medical records and other types of patient records.

    35.4 Within fifteen (15) days following the Closing Date, Lessee shall provide Lessor with an accounting of all funds belonging to patients at the Demised Premises which are held by Lessee in a custodial capacity. Such accounting shall set forth the names of the patients for whom such funds are held, the amounts held on behalf of each such patient and the Lessee's warranty that, to the actual current knowledge of Lessee, the accounting is true, correct and complete. Additionally, Lessee, in accordance with all applicable rules and regulations, shall make all necessary arrangements to transfer such funds to a bank account designated by Lessor, and Lessor shall in writing acknowledge receipt of and expressly assume all the Lessee's financial and custodial obligations with respect thereto. Notwithstanding the foregoing, Lessee will indemnify and hold Lessor harmless from all liabilities, claims and demands, including reasonable attorney's fees, in the event the amount of funds, if any, transferred to Lessor's bank account as provided above, did not represent the full amount of the funds then or thereafter shown to have been delivered


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to Lessee as custodian that remain undisbursed for the benefit of the patient for whom such funds were deposited, or with respect to any matters relating to patient funds which accrued during the term of this lease.

    35.5 All cash, checks and cash equivalents at the Demised Premises and deposits in bank accounts (other than patient trust accounts) relating to the Demised Premises on the Closing Date shall remain Lessee's property after the Closing Date. All accounts receivable, loans receivable and other receivables of Lessee, whether derived from operation of the Demised Premises or otherwise, shall remain the property of Lessee after the Closing Date. Lessee shall retain full responsibility for the collection thereof. Lessor shall assume responsibility for the billing and collection of payment on account of services rendered by it on and after the Closing Date. In order to facilitate Lessee's collection efforts, Lessee agrees to deliver to Lessor, within a reasonable time after the Closing Date, a schedule identifying all of those private pay balances owing for the month prior to the Closing Date and Lessor agrees to apply any payments received which are specifically designated as being applicable to services rendered prior to the Closing Date to reduce the pre-Closing Date balances of said patients by promptly remitting said payments to Lessee. In the event payments specifically indicate that they relate to services rendered post-Closing, such payments shall be retained by Lessor. In the event no designation is made, such payments shall be applied one-half to Lessee's accounts receivable and one-half to Lessor's accounts receivable. Lessor shall cooperate with Lessee in Lessee's collection of its preclosing accounts receivable. Lessor shall have no liability for uncollectible receivables and shall not be obligated to bear any expense as a result of such activities on behalf of Lessee. Subject to the provisions of Article 24 hereof, Lessor shall remit to Lessee or its assignee those portions of any payments received by Lessor which are specifically designated as repayment or reimbursement received by Lessor arising out of costs reports filed for the cost reporting periods ending on or prior to the Closing Date.

    35.6 With respect to residents in the Demised Premises on the Closing Date, Lessor and Lessee agree as follows:

    (a) With respect to Medicare and Medicaid residents, Lessor and Lessee agree that payment for in-house residents covered by Medicare or Medicaid on the Closing Date will, under current regulations, be paid by Medicare or Medicaid directly to Lessee for services rendered at the Demised Premises prior to the Closing Date allocated on the per diem basis. Said payments shall be the sole responsibility of


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Lessee and, except as provided in Section 35.6(b) below, Lessor shall in no way be liable therefor. After the Closing Date, Lessor and Lessee shall each have the right to review supporting books, records and documentation that are in the possession of the other relating to Medicaid or Medicare payments.

    (b) If, following the Closing Date, Lessor receives payment from any state or federal agency or third-party provider which represents reimbursement with respect to services provided at the Demised Premises prior to the Closing Date, Lessor agrees that it shall remit such payments to Lessee. Payments by Lessor to Lessee shall be accompanied by a copy of the appropriate remittance advice.

    35.7 In addition to the obligations required to be performed hereunder by Lessee and Lessor at the Closing Date, Lessee and Lessor agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Closing Date such other instruments, documents and materials, as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein. The obligations hereunder shall survive termination or expiration of the Lease.

    35.8 Lessee and Lessee, each, for itself, its successors and assigns hereby indemnifies and agrees to defend and hold the other and its successors and assigns harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney's fees, costs and expenses) (hereinafter collectively the "Claims") which any of them may suffer as a result of the breach by the other party in the performance of any of its commitments, covenants or obligations under this Article 35. Lessee does further agree to indemnify, defend and hold harmless Lessor from any such Claims or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use by Lessee of the Demised Premises prior to the Closing Date or any liability which may arise from operation by Lessee of the Demised Premises as a nursing home prior to the Closing Date. Lessor does further agree to indemnify, defend and hold harmless Lessee from any such Claims or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the ownership of the Demised Premises by Lessor or the use of the Demised Premises by Lessor or the operation by Lessor of the nursing home located thereon after the Closing Date. The rights of Lessor under this paragraph are without prejudice to any other remedies not inconsistent herewith which Lessor may have against Lessee pursuant to the terms of this Lease and


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the rights of Lessee hereunder are subject to Section 22.1 hereof.

    35.9 Anything to the contrary contained in this Article 35 notwithstanding, in the event the termination of this Lease is due to a default by Lessee, none of the provisions of this Article 35 shall in any way limit, reduce, restrict or modify the rights granted to Lessor pursuant to Articles 21, 23 and 24 of this Lease. If the termination of this Lease is a result of an Event of Default, then to the extent any monies are due to Lessee pursuant to this Article 35, such sums shall be applied by Lessor to any damages suffered by Lessor as a result of Lessee's Event of Default."

    3. PERSONAL PROPERTY INVENTORY. Lessor and Lessee acknowledge and agree that attached to this Amendment as Exhibit "B" is a list of all furniture, fixtures, equipment, supplies and other tangible personal property located on the Demised Premises as of the date of this Amendment, and constitutes the "Personal Property" under the Lease.

    4. CONTROLLING LANGUAGE. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

    5. LESSEE'S AUTHORITY. Lessee represents to Lessor that: (i) Lessee is a corporation duly organized, validly existing and in good standing in the state of its incorporation and is in good standing in the State of Idaho; (ii) Lessee has full right and power to enter into and perform its obligations under this Amendment and has taken all requisite action to authorize the execution, delivery and performance of this Amendment, and this Amendment is a legally valid and binding obligation of Lessee.

    6. INCORPORATION INTO LEASE. Lessor and Lessee hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereafter shall include this Amendment, and (c) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as modified and amended by this Amendment.


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    7.   COUNTERPARTS.  This Amendment may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same agreement.


    IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this Amendment as of the date first written above.

                             LESSOR:

                             SKYVIEW ASSOCIATES, an Illinois
                             limited partnership


                             By:
                                  -------------------------------
                             Name:     Zev Karkomi
                             Title:    General Partner


                             By:
                                  -------------------------------
                             Name:     Harvey Angell
                             Title:    General Partner


                             SUNRISE HEALTHCARE CORPORATION, a
                             New Mexico corporation


                             By:   /s/ William C. Warrick
                                  -------------------------------
                             Name:     William C. Warrick
                             Title:    Vice President


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